Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD QUARTERLY EARNINGS

QUINCY, California, April 17, 2018 – Plumas Bancorp (Nasdaq: PLBC), the parent company of Plumas Bank, today announced first quarter 2018 earnings of $3.3 million or $0.65 per share, an increase of $1.2 million from $2.1 million or $0.42 per share during the first quarter of 2017. The $3.3 million in net income represents the largest net income for any one quarter in the Company’s history. Diluted earnings per share increased to $0.63 per share during the three months ended March 31, 2018 from $0.40 per share during the quarter ended March 31, 2017. Return on average equity increased to 23.6% for the three months ended March 31, 2018, up from 16.9% during the first quarter of 2017. Return on average assets was 1.82% during the current quarter, up from 1.26% during the first quarter of 2017.

“On behalf of the Board of Directors, I am very pleased to report that the Company delivered record earnings performance in the first quarter of 2018,” commented Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank. “We continued our strong performance in the first quarter by achieving increases in interest income, non-interest income, pretax income and net income. These achievements are reflective of our team’s continued hard work and dedication to meeting the needs of our clients and helping them attain their financial goals.”

Ryback added, “We are extremely proud to announce that our Company was recently recognized by two prestigious firms. First, Raymond James and Associates awarded Plumas Bancorp with the Community Bankers Cup for operating one of the top performing community banks in the country. After evaluating 272 banks and awarding 28 (the top 10%) with the Cup, we were thrilled that Plumas Bancorp ranked 5th overall. One of the key takeaways of their analyses was our five-year stock performance. With our stock price increasing over 600%, we significantly outperformed all of the other Cup winners. Secondly, for the third consecutive year, Plumas Bank was named a ‘Super Premier’ performing bank in 2017 by the Findley Reports. This recognition was based upon multiple factors, including profitability, return on equity and loan performance. We were very pleased that our efforts are being recognized both regionally and nationally.”

Ryback continued, “In addition to our financial news, Plumas Bank has some other news to report. April is Community Banking month and Plumas Bank is sharing the ‘Bank Local’ message throughout our footprint. Banking local creates a symbiotic relationship between community banks and the communities that they serve. Funds taken in as deposits by community banks are put to productive use by being lent back out into the local economy — to small businesses, individuals and families. By advocating for banking local, we are encouraging our clients to put their money to work in the communities that they call home. Finally, April is Financial Literacy month. Our website, plumasbank.com, offers tips on how to manage and protect your money, while our branch offices have a variety of financial materials on hand for clients and local citizens to take and share with family and friends. Our goal is to educate for financial success.”

Ryback continued, “While educating our clients and communities on financial health is a major initiative, we are also very focused on the health and well-being of our employees; for the past two years, Plumas Bank has offered a robust corporate wellness plan that provides incentives for our team members to live more active, healthy lives. Our employees have embraced the program and continue to develop fun, creative ways to challenge each other to obtain their wellness goals. And in addition to investing in their physical wellness, Plumas Bank is also investing in the financial wellness of our team by expanding our bonus plan beyond corporate officers to include all employees.”

Ryback concluded, “As we share a glimpse of what our Company is doing to create a successful environment for our employees, clients, shareholders and communities, rest assured that we are well-positioned to continue our solid financial performance and take advantage of, appropriate growth opportunities.”

Financial Highlights

March 31, 2018 compared to March 31, 2017

●	Total assets increased by $73 million, or 11%, to $737 million.
●	Gross loans increased by $19 million, or 4%, to $489 million.
●	Investment securities increased by $37 million, or 34% to $148 million.
●	Total deposits increased by $63 million, or 11%, to $653 million.
●	Total equity increased by $6.8 million, or 13% to $57.3 million.
●	Book value per share increased by $1.01, or 10%, to $11.27, up from $10.26.

Income Statement

Three months ended March 31, 2018 compared to March 31, 2017

●	Net income increased by $1.2 million or 59%, to $3.3 million.
●	Diluted EPS increased by $0.23, or 58%, to $0.63 from $0.40.
●	Income before tax increased by $1.2 million or 36% to $4.4 million.
●	Net interest income increased by $1.1 million, or 16% to $7.6 million.
●	Non-interest income increased by $484 thousand to $2.5 million.
●	The efficiency ratio improved to 54.0% from 59.4%.
●	Return on average equity increased to 23.6% from 16.9%.
●	Return on average assets increased to 1.82% from 1.26%.

Loans, Deposits, Investments and Cash

Gross loans increased by $19 million, or 4%, from $470 million at March 31, 2017 to $489 million at March 31, 2018. The three largest areas of growth in the Company’s loan portfolio were $10.1 million in real estate construction loans, $8.5 million in automobile loans and $6.3 million in agricultural loans. The largest decrease was $4.6 million in residential real estate loans.

Total deposits increased by $63.5 million from $589 million at March 31, 2017 to $653 million at March 31, 2018. This $63.5 million increase includes increases of $26.8 million in non-interest bearing demand deposits, $7.7 million in interest bearing transaction accounts and $34.6 million in money market and savings accounts. Non-interest bearing demand deposits totaled 41% of the Bank’s total deposits at March 31, 2018. Time deposits declined by $5.6 million to $42.4 million or 7% of total deposits. The Company has no brokered deposits.

Total investment securities increased by $37.3 million from $110.9 million at March 31, 2017 to $148.2 million at March 31, 2018. Cash and due from banks increased by $12.7 million from $52.0 million at March 31, 2017 to $64.7 million at March 31, 2018.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at March 31, 2018 were $2.1 million, down from $3.8 million at March 31, 2017. Nonperforming assets as a percentage of total assets decreased to 0.29% at March 31, 2018 down from 0.57% at March 31, 2017. OREO increased by $430 thousand from $651 thousand at March 31, 2017 to $1.1 million at March 31, 2018. Nonperforming loans at March 31, 2018 were $1.0 million, down $2.1 million, or 68% from $3.1 million at March 31, 2017. Nonperforming loans as a percentage of total loans decreased to 0.21% at March 31, 2018, down from 0.66% at March 31, 2017.

During the three months ended March 31, 2018 and 2017 we recorded a provision for loan losses of $200 thousand. Net charge-offs totaled $247 thousand and $6 thousand during the three months ended

March 31, 2018 and 2017, respectively. The allowance for loan losses totaled $6.6 million at March 31, 2018 and $6.7 million at March 31, 2017. The allowance for loan losses as a percentage of total loans decreased from 1.43% at March 31, 2017 to 1.35% at March 31, 2018 related to a decline in specific reserves on impaired loans.

Shareholders’ Equity

Total shareholders’ equity increased by $6.8 million from $50.5 million at March 31, 2017 to $57.3 million at March 31, 2018. The $6.8 million includes earnings during the twelve-month period totaling $9.4 million, the reclassification from other compressive loss to retained earnings of $0.1 million in stranded tax effects from a change in Federal tax rates and stock option activity totaling $0.4 million. These items were partially offset by a decrease in net unrealized gains on investment securities of $1.7 million and cash dividends totaling $1.4 million consisting of two dividends of $0.14 per share one paid in May of 2017 and the other paid in November 2017.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $7.6 million for the three months ended March 31, 2018, an increase of $1.1 million, or 16%, from $6.5 million for the same period in 2017. Interest income increased by $1.1 million, the largest component of which was an increase in interest and fees on loans of $669 thousand. This increase in interest and fees on loans was related to an increase in average loan balances of $27 million and an increase in yield on loans of 26 basis points from 5.36% during the 2017 quarter to 5.62% during the current quarter. Net interest margin for the three months ended March 31, 2018 increased 22 basis points to 4.52%, up from 4.30% for the same period in 2017.

Non-Interest Income/Expense

During the three months ended March 31, 2018, non-interest income totaled $2.5 million, an increase of $484 thousand from the three months ended March 31, 2017. Gains on sale of SBA loans increased by $138 thousand from $528 thousand during the three months ended March 31, 2017 to $666 thousand during the current quarter. Proceeds from SBA loan sales totaled $11.9 million during the current quarter and $9.2 million during the 2017 quarter. Loans originated for sale totaled $12.6 million during the three months ended March 31, 2018 and $11.2 million during the three months ended March 31, 2017. Non-interest income also includes a $209 thousand gain recorded upon the prospective adoption of a newly effective accounting pronouncement impacting the measurement of equity securities, which in our case consists of stock in our correspondent banks, without a readily determinable fair market value.

During the three months ended March 31, 2018, total non-interest expense increased by $366 thousand, or 7%, to $5.4 million, up from $5.1 million for the comparable period in 2017. Salary and benefit expense increased by $186 thousand the largest component of which was a $105 thousand increase in accrued bonus expense. Professional fees increased by $60 thousand related to a $20 thousand increase in accrued audit expense and a $35 thousand increase in consulting expense. The increase in accrued audit expense includes costs associated with the annual audit of internal control over financial reporting which is required for public companies who are accelerated filers. We recently met this requirement. The increase in consulting costs primarily represents costs related to an external review of our compliance management system and ongoing bank compliance consulting. In addition, other non-interest expense included a $50 thousand increase to the reserve for undisbursed loan commitments related to an increase in total loan commitments as the Bank continues to grow it loan portfolio.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates twelve branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and one branch in the Nevada County of Washoe. The Bank also operates three loan production offices: two located in the California Counties of Placer and Butte and one located in the Oregon County of Klamath. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer

Plumas Bank

35 S. Lindan Avenue

Quincy, CA 95971

530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of March 31,
	2018	2017	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$64,690	$51,954	$12,736	24.5%
Investment securities	148,180	110,928	37,252	33.6%
Loans, net of allowance for loan losses	485,171	465,243	19,928	4.3%
Premises and equipment, net	11,175	11,630	(455)	-3.9%
Bank owned life insurance	12,611	12,610	1	0.0%
Real estate acquired through foreclosure	1,081	651	430	66.1%
Accrued interest receivable and other assets	13,868	10,594	3,274	30.9%
Total assets	$736,776	$663,610	$73,166	11.0%

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Deposits	$652,791	$589,293	$63,498	10.8%
Accrued interest payable and other liabilities	16,384	11,221	5,163	46.0%
Note payable	-	2,250	(2,250)	-100.0%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	679,485	613,074	66,411	10.8%
Common stock	6,544	6,168	376	6.1%
Retained earnings	53,135	45,034	8,101	18.0%
Accumulated other comprehensive loss, net	(2,388)	(666)	(1,722)	-258.6%
Shareholders’ equity	57,291	50,536	6,755	13.4%
Total liabilities and shareholders’ equity	$736,776	$663,610	$73,166	11.0%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31,	2018	2017	Dollar Change	Percentage Change
Interest income	$7,818	$6,765	$1,053	15.6%
Interest expense	265	258	7	2.7%
Net interest income before provision for loan losses	7,553	6,507	1,046	16.1%
Provision for loan losses	200	200	-	0.0%
Net interest income after provision for loan losses	7,353	6,307	1,046	16.6%
Non-interest income	2,531	2,047	484	23.6%
Non-interest expense	5,449	5,083	366	7.2%
Income before income taxes	4,435	3,271	1,164	35.6%
Provision for income taxes	1,155	1,207	(52)	-4.3%
Net income	$3,280	$2,064	$1,216	58.9%

Basic earnings per share	$0.65	$0.42	$0.23	54.8%
Diluted earnings per share	$0.63	$0.40	$0.23	57.5%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	3/31/2018	12/31/2017	3/31/2017	12/31/2017	12/31/2016
EARNINGS PER SHARE
Basic earnings per share	$0.65	$0.22	$0.42	$1.64	$1.54
Diluted earnings per share	$0.63	$0.22	$0.40	$1.58	$1.47
Weighted average shares outstanding	5,071	5,060	4,911	5,005	4,864
Weighted average diluted shares outstanding	5,208	5,200	5,164	5,185	5,098
Cash dividends paid per share (1)	$-	$0.14	$-	$0.28	$0.10

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.82%	0.61%	1.26%	1.18%	1.20%
Return on average equity	23.6%	8.0%	16.9%	15.4%	16.1%
Yield on earning assets	4.68%	4.43%	4.47%	4.50%	4.39%
Rate paid on interest-bearing liabilities	0.27%	0.26%	0.28%	0.27%	0.29%
Net interest margin	4.52%	4.28%	4.30%	4.35%	4.21%
Noninterest income to average assets	1.40%	0.89%	1.25%	1.19%	1.23%
Noninterest expense to average assets	3.02%	2.68%	3.10%	2.89%	3.00%
Efficiency ratio	54.0%	55.2%	59.4%	55.5%	58.9%

	3/31/2018	3/31/2017	12/31/2017	12/31/2016	12/31/2015
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$6,622	$6,743	$6,669	$6,549	$6,078
Allowance for loan losses as a percentage of total loans	1.35%	1.43%	1.37%	1.42%	1.52%
Nonperforming loans	$1,018	$3,107	$3,022	$2,724	$4,546
Nonperforming assets	$2,127	$3,758	$4,401	$3,471	$6,332
Nonperforming loans as a percentage of total loans	0.21%	0.66%	0.62%	0.59%	1.13%
Nonperforming assets as a percentage of total assets	0.29%	0.57%	0.59%	0.53%	1.06%
Year-to-date net charge-offs	$247	$6	$480	$329	$473
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.20%	0.01%	0.10%	0.08%	0.12%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,083	4,927	5,065	4,897	4,835
Tangible common equity	$57,212	$50,450	$55,619	$47,907	$42,402
Tangible book value per common share	$11.26	$10.24	$10.98	$9.78	$8.77
Tangible common equity to total assets	7.8%	7.6%	7.5%	7.3%	7.1%
Gross loans to deposits	75.0%	79.8%	73.4%	79.2%	76.0%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	9.3%	9.4%	8.8%	9.2%	9.4%
Common Equity Tier 1 Ratio	12.5%	12.3%	12.0%	12.1%	12.7%
Tier 1 Risk-Based Capital Ratio	12.5%	12.3%	12.0%	12.1%	12.7%
Total Risk-Based Capital Ratio	13.7%	13.6%	13.2%	13.3%	14.0%

(1) The Company paid a semi-annual dividend of 14 cents per share on November 15, 2017 and May 15, 2017 and 10 cents per share on November 21,2016.